Exhibit 107

Calculation of Filing Fee Table

FORM S-1

(Form Type)

U.S. GOLDMINING INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Units, each unit consisting of (i) one share of common stock, par value $0.001 per share, and (ii) one warrant to purchase one share of common stock	457(o)	2,300,000	$10.00	$23,000,000.00	$0.00011020	$2,534.60
Fees to be paid	Equity	Shares of common stock, par value $0.001 per share, included in the units		2,300,000		Included above	-	-
Fees to be paid	Equity	Warrants included in the units		2,300,000		Included above	-	-
Fees to be paid	Equity	Shares of common stock, par value $0.001 per share, issuable upon the exercise of warrants included in the units	457 (o)	2,300,000	$13.00	$29,900,000.00	$0.00011020	$3,294.98

		Total Offering Amounts				$52,900,000.00		$5,829.58
		Total Fees Previously Paid						$-
		Total Fee Offsets						$-
		Net Fee Due						$5,829.58

1.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes shares of common stock and/or warrants to be sold upon exercise of underwriters’ option to purchase additional shares of common stock and/or warrants.
2.	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, dividends or similar transactions.